Exhibit 10.9

OFFER LETTER TO ROBERT C. BACKMAN

Personal and Confidential

February 13, 2018

Robert C. Backman

133 West Plain Street

Wayland, MA 01778

Subject: Employment Offer Letter

Dear Robert,

On behalf of AbTech Industries, Inc., we are pleased to offer you the position of Chief Operating Officer (“COO”). We are confident that you will be a valuable addition to our team and believe that you will find AbTech Industries to be an invigorating place to work where your skills and abilities will be best utilized.

Our offer is detailed as follows:

Position Outline

The COO reports to the President and Chief Executive Officer, and is responsible for leading the development of AbTech technologies suitable for commercial applications in their appropriate sectors and vertical spaces as well as the sales and marketing activities for such technologies. As COO, you will lead and grow AbTech’s technology and sales organization, with responsibility for the vision, leadership, and implementation of overall technology and sales strategy. The position requires you to be a passionate, business oriented technology leader who can provide strategic leadership and management in the design and development of the major technical initiatives that support strategic business programs and facilitate revenue growth. You will provide strategic, technical, and operating expertise and guidance, and bring creativity, vision, and passion to AbTech. Along with AbTech’s senior management team, you will play a critical role in the development of the company’s holistic business strategy, and then lead the development and implementation of technology that aligns with the business strategy.

Primary Responsibilities

•	Provide strong daily inspiration, leadership, and management to the AbTech technology and sales teams, including recruitment, employee training and development, and performance management.

•	Define, architect, and execute the organizational and infrastructure plan required to fulfill the company’s business and technology strategies.

•	Provide guidance to all operational areas of the Company including R&D, testing services, sales, marketing and engineering.

•	Grow and scale the team by recruiting world-class technical talent as needed. Create and foster an environment conducive to innovation, high productivity, and high quality.

•	Provide high-level leadership to development projects that improve functionality, reliability, scalability, and security of the company’s medias, applications and systems.

•	Drive AbTech’s defined product and technology development life cycle process and culture to ensure the appropriate balance in which quality products are produced for their intended market purpose.

•	Ensure sound architectural designs are employed and advocate for best practices and processes.

•	Create strong internal culture to manage technology projects with accurate time estimates, adherence to deadlines, and strong communication to stakeholders.

•	Work in partnership with internal functional teams as a technology partner in forwarding business capabilities.

•	Develop and manage the strategic plan for sales and marketing of the Company’s products.

•	Provide input to annual budget exercises, and manage organizational spending to set budgets.

•	Assist the senior management team in crafting AbTech’s holistic growth and organizational management strategies.

•	Deliver the highest level of service to both internal and external constituents.

•	Lead the Sales and Business Development teams and participate in project activities including joint sales visits, lunch and learns, plant audits, etc.

•	Be available to travel up to 50 % of the time on a global basis as necessary.

•	Manage travel expenses within budget.

Requirements

•	Proven executive experience in similar leadership roles.

•	20+ years of technical experience working in the water and wastewater treatment market.

•	Knowledge of multiple vertical markets and their water/wastewater trends to build strategy.

•	Strong understanding of water chemistry and application knowledge of water/wastewater treatment.

•	Ability to conduct technological analyses and research

•	Self-motivated, self-starter with intrinsic drive and balanced alignment with AbTech’s leadership team.

•	Strong leadership skills with a strong customer focus.

•	Proficient in Microsoft Office and Adobe Acrobat.

•	Excellent interpersonal and communication skills (written & oral).

•	Excellent task management & organizational skills.

•	Capable of successfully managing multiple projects simultaneously.

•	Careful attention to detail.

Compensation

•	Base salary of $200,000 annually, payable bi-weekly and subject to regular payroll withholdings and deductions, subject to review after the first six months of employment, as discussed. In lieu of compensating you as a consultant for your services during the portion of the month of February prior to your employment effective date of February 13, 2018, your first employee paycheck will cover the period beginning February 1, 2018 through the end of that first pay period at the annual base salary rate noted above. This will result in your first bi-weekly paycheck covering 12 paid workdays as opposed to the customary 10 workdays.

Bonus

•	You will be eligible to participate in a discretionary management bonus program, based on company performance.

Benefits Summary

•	You will be entitled to receive the employee benefits offered by the Company to full-time employees as described in the AbTech Employee Handbook which will be provided to you. These benefits include the following:

o	Four (4) weeks paid vacation per year

o	Nine (9) paid holidays per year

o	Two personal holidays per year

o	Six days paid sick leave per year

o	Individual and spousal health insurance coverage through ADP TotalSource for which you will be eligible after 60 days of employment. AbTech agrees to reimburse you for your cost to maintain Cobra Health Insurance for three (3) months.

o	A $10,000 life insurance policy and long term disability insurance through ADP TotalSource.

o	A group dental plan is available to you at your own cost through ADP TotalSource.

o	As your main office will be remote, AbTech agrees to reimburse you for reasonable office expenses, including cell phone and internet connection, as a monthly expense.

o	AbTech will pay for Management pre-approved dues for business or professional associations as necessary to drive AbTech’s success and representation.

AbTech will reimburse you for approved out of pocket travel expenses such as airfare, hotels, car rental, meals and customer entertainment, and phone expenses when you travel to conduct business for us. AbTech will supply reasonable business equipment such as a laptop and cell phone, etc. If you choose to use your own cell phone in lieu of a Company provided cell phone, AbTech will reimburse you on a monthly basis for the amount which is the lesser of AbTech’s cost to provide a cell phone or the actual cost of your monthly cell phone plan. In order to control costs for your travel to work in the Scottsdale office, we agree that you will try to keep such costs, including airfare, hotels, meals and car rental, under $1,500 per month and such costs will be capped at $2,000 per month.

When using your personal vehicle for business related use, you will also be reimbursed at the standard federal rate. For trip distances longer than 150 miles, you may want to consider renting a vehicle on the company in order to avoid accumulating a large amount of personal vehicle miles.

Your first day of work will be February 13, 2018 (your “Commencement Date”). On or before your first day, you will be given an orientation by the Human Resources Manager, which includes completing forms, reviewing benefits and touring the Corporate Office and Manufacturing Facility. Please bring appropriate documentation for the completion of your hire forms, including proof that you are eligible to work in the United States for I-9 purposes, based on the Immigration Reform and Control Act.

AbTech makes a significant effort to protect its proprietary information and technology which are important assets of the Company. Accordingly, as a condition of your employment, you will be asked to sign an Employee Confidentiality Agreement.

Of course, you will be expected to adhere to the Company’s employee handbook, code of conduct, and other employee policies as may be in effect from time to time.

Please sign, date, scan and send a copy of the Offer Letter and Confidentiality Agreement to the attention of Lane Castleton, email address: lcastleton@abtechindustries.com, and retain a copy for your records.

We are very excited to have you on our team. We believe you have the experience and capabilities to be successful and make a significant contribution to the growth and success of AbTech. Please call me to discuss any questions you may have and to let me know if you accept this offer. Thank you.

Sincere regards,

/s/ Glenn R. Rink
Glenn R. Rink, President and C.E.O.

Accepted by:

/s/ Robert C. Backman
Robert C. Backman, Employee

2/13/18
Date